EXHIBIT 99.1

Enterprise Products GP, LLC

Unaudited Condensed Consolidated Balance Sheet at March 31, 2008

ENTERPRISE PRODUCTS GP, LLC

ENTERPRISE PRODUCTS GP, LLC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008
(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$65,842
Accounts and notes receivable - trade, net of allowance
for doubtful accounts of $19,292	2,043,161
Accounts receivable - related parties	53,638
Inventories	288,798
Prepaid and other current assets	153,190
Total current assets	2,604,629
Property, plant and equipment, net	12,107,790
Investments in and advances to unconsolidated affiliates	857,535
Intangible assets, net of accumulated amortization of $364,273	906,968
Goodwill	591,652
Deferred tax asset	3,194
Other assets	120,688
Total assets	$17,192,456

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable - trade	$198,949
Accounts payable - related parties	23,562
Accrued product payables	2,303,288
Accrued expenses	65,087
Accrued interest	83,800
Other current liabilities	253,523
Total current liabilities	2,928,209
Long-term debt: (see Note 9)
Senior debt obligations – principal	6,219,500
Junior subordinated notes – principal	1,250,000
Other	48,996
Total long-term debt	7,518,496
Deferred tax liabilities	19,076
Other long-term liabilities	75,613
Minority interest	6,044,889
Commitments and contingencies
Member’s equity, including other comprehensive
income of $79,968	606,173
Total liabilities and member's equity	$17,192,456

See Notes to Unaudited Condensed Consolidated Balance Sheet.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.  Company Organization

Company Organization

Enterprise Products GP, LLC is a Delaware limited liability company that was formed in May 1998 to become the general partner of Enterprise Products Partners L.P.  The business purpose of Enterprise Products GP, LLC is to manage the affairs and operations of Enterprise Products Partners L.P.  At March 31, 2008, Enterprise GP Holdings L.P. owned 100% of the membership interests of Enterprise Products GP, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “the Company” are intended to mean and include the business and operations of Enterprise Products GP, LLC, as well as its consolidated subsidiaries, which include Enterprise Products Partners L.P. and its consolidated subsidiaries.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries.  Enterprise Products Partners is a publicly traded Delaware limited partnership, the registered common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD.”  References to “EPGP” mean Enterprise Products GP, LLC, individually as the general partner of Enterprise Products Partners, and not on a consolidated basis.  Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).  Enterprise Products Partners and EPO were formed to acquire, own and operate certain natural gas liquids (“NGLs”) related businesses of EPCO, Inc.

References to “Enterprise GP Holdings” mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.  Enterprise GP Holdings is a publicly traded Delaware limited partnership, the registered units of which are listed on the NYSE under the ticker symbol “EPE.”  References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and is wholly owned by Enterprise GP Holdings.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries.  References to “LE GP” mean LE GP, LLC, which is the general partner of Energy Transfer Equity.  On May 7, 2007, Enterprise GP Holdings acquired non-controlling interests in both LE GP and Energy Transfer Equity.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”) and Enterprise Unit L.P. (“Enterprise Unit”), collectively, which are private company affiliates of EPCO, Inc.

On February 5, 2007, a consolidated subsidiary of EPO, Duncan Energy Partners L.P. (“Duncan Energy Partners”), completed an initial public offering of its common units (see Note 12).  Duncan Energy Partners owns equity interests in certain of the midstream energy businesses of EPO.  Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the

NYSE under the ticker symbol “DEP.” References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and a wholly owned subsidiary of EPO.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities.  Dan L. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

For financial reporting purposes, Enterprise Products Partners consolidates the balance sheet of Duncan Energy Partners with that of its own.  Enterprise Products Partners controls Duncan Energy Partners through the ownership of its general partner.  Public ownership of Duncan Energy Partners’ net assets is presented as a component of minority interest in our consolidated balance sheet.  The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, neither Enterprise Products Partners nor EPGP has any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

Basis of Presentation

EPGP owns a 2% general partner interest in Enterprise Products Partners, which conducts substantially all of its business.  EPGP has no independent operations and no material assets outside those of Enterprise Products Partners.  The number of reconciling items between our consolidated balance sheet and that of Enterprise Products Partners are few.  The most significant difference is that relating to minority interest ownership in our net assets by the limited partners of Enterprise Products Partners, and the elimination of our investment in Enterprise Products Partners with our underlying partner’s capital account in Enterprise Products Partners.  See Note 2 for additional information regarding minority interest in our consolidated subsidiaries.

Note 2.  General Accounting Policies and Related Matters

Consolidation Policy

We evaluate our financial interests in companies to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.  Our financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling financial or equity interest, after the elimination of intercompany accounts and transactions.

We consolidate the balance sheet of Enterprise Products Partners with that of EPGP.  This accounting consolidation is required because EPGP owns 100% of the general partnership interest in Enterprise Products Partners, which gives EPGP the ability to exercise control over Enterprise Products Partners.

If an investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies.  In consolidation, we eliminate our proportionate share of profits and losses from transactions with our equity method unconsolidated affiliates to the extent such amounts are material and remain on our balance sheet (or those of our equity method investees) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.

        Dixie Employee Benefit Plans

Dixie Pipeline Company (“Dixie”), a consolidated subsidiary of EPO, directly employs the personnel that operate its pipeline system.  Certain of these employees are eligible to participate in Dixie’s defined contribution plan and pension and postretirement benefit plans.  Dixie contributed $0.1 million to its company-sponsored defined contribution plan during the three month period ended March 31, 2008. During the remainder of 2008, Dixie expects to contribute approximately $0.3 million to its postretirement benefit plan and approximately $0.5 million to its pension plan.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  Expenditures to mitigate or prevent future environmental contamination are capitalized.

At March 31, 2008, our accrued liabilities for environmental remediation projects totaled $24.7 million.  This amount was derived from a range of reasonable estimates based upon studies and site surveys.  Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which we are responsible.

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts of assets and liabilities presented and disclosures about contingent assets and liabilities at the balance sheet date.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

We revised the remaining useful lives of certain assets, most notably the assets that constitute our Texas Intrastate System, effective January 1, 2008.  This change in estimate adjusted the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since our original estimates made in September 2004.  These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.7 billion at March 31, 2008.  For additional information regarding this change in estimate, see Note 6.

Minority Interest

As presented in our Unaudited Condensed Consolidated Balance Sheet, minority interest represents third-party and affiliate ownership interests in the net assets of our consolidated subsidiaries.  For financial reporting purposes, the assets and liabilities of our controlled subsidiaries, including Duncan Energy Partners, are consolidated with those of our own, with any third-party or affiliate ownership interests in such amounts presented as minority interest.  The following table shows the components of minority interest at March 31, 2008:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,033,918
Related party owners of Enterprise Products Partners (2)	584,196
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (3)	286,812
Joint venture partners (4)	139,963
Total minority interest on consolidated balance sheet	$6,044,889

(1) Consists of non-affiliate public unitholders of Enterprise Products Partners.
(2) Consists of unitholders of Enterprise Products Partners that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.
(3) Consists of non-affiliate public unitholders of Duncan Energy Partners.
(4) Represents third-party ownership interests in joint ventures that we consolidate, including Dixie, Seminole Pipeline Company (“Seminole”), Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub, LLC (“Independence Hub”), Wilprise Pipeline Company, L.L.C. (“Wilprise”) and Belle Rose NGL Pipeline, L.L.C. (“Belle Rose”).

Recent Accounting Developments

Certain provisions of Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements,” became effective for us on January 1, 2008.  See Note 4 for information regarding new fair value-related disclosures required in connection with SFAS 157.

During the first quarter of 2008, SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” was issued.  SFAS 161 requires enhanced disclosures regarding (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows.  SFAS 161 requires disclosure of (i) the fair values of derivative instruments and their gains and losses in a tabular format, (ii) derivative features that are credit risk-related and (iii) cross-referencing within the financial statement footnotes to locate important information about derivative instruments.  SFAS 161 is effective for us on January 1, 2009.  Management is currently evaluating the impact that SFAS 161 will have on our financial statement disclosures.  At present, we do not believe that this standard will impact how we record financial instruments.

Also during the first quarter of 2008, Emerging Issues Task Force Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships” (“EITF 07-4”) was issued.  This guidance prescribes the manner in which a master limited partnership (“MLP”) should allocate and present earnings per unit using the two-class method set forth in SFAS 128, “Earnings Per Share.”  Under the two-class method, current period earnings are allocated to the general partner (including earnings attributable to any embedded incentive distribution rights) and limited partners according to the distribution formula for available cash set forth in the MLP’s partnership agreement.  EITF 07-4 is effective for us on January 1, 2009.  Management is currently evaluating the impact that EITF 07-4 will have on Enterprise Products Partners’ and Duncan Energy Partners’ earnings per unit computations and disclosures.

Note 3.  Accounting for Unit-Based Awards

We account for unit-based awards in accordance with SFAS 123(R), “Share-Based Payment.”  SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date.  The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model.  The fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards (such as unit appreciation rights (“UARs”)) is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period.  Liability-type awards are cash settled upon vesting.

1998 Plan

The 1998 Plan provides for the issuance of up to 7,000,000 of Enterprise Products Partners’ common units.   After giving effect to outstanding option awards at March 31, 2008 and the issuance and forfeiture of restricted unit awards through March 31, 2008, a total of 1,418,833 additional common units could be issued under the 1998 Plan.

Unit option awards.  Under the 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us.  The following table presents unit option activity under the 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	Average
		average	Remaining	Aggregate
	Number of	strike price	Contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)
Outstanding at December 31, 2007	2,315,000	$26.18
Exercised	(10,000)	$22.76
Forfeited or terminated	(85,000)	$26.72
Outstanding at March 31, 2008	2,220,000	$26.17	7.47	$2,491
Options exercisable at:
March 31, 2008	325,000	$22.03	3.70	$2,491

(1) Aggregate intrinsic value reflects fully vested unit options at March 31, 2008.

The total intrinsic value of unit options exercised during the three months ended March 31, 2008 was $0.1 million.  At March 31, 2008, there was an estimated $2.5 million of total unrecognized compensation cost related to nonvested unit options granted under the 1998 Plan.  We expect to recognize our share of this cost over a weighted-average period of 2.7 years in accordance with the EPCO administrative services agreement.

During the three months ended March 31, 2008, we received cash of $0.3 million from the exercise of unit options. Conversely, our option-related reimbursements to EPCO were $0.1 million.

Restricted unit awards. Under the 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of EPGP.  The following table summarizes information regarding Enterprise Products Partners’ restricted common units for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2007	1,688,540
Granted (2)	5,000	$25.34
Forfeited	(56,577)	$25.57
Vested	(2,500)	$23.79
Restricted units at March 31, 2008	1,634,463

(1) Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.
(2) Aggregate grant date fair value of restricted common unit awards issued during 2008 was $0.1 million based on a grant date market price of Enterprise Products Partners’ common units of $30.53 per unit and an estimated forfeiture rate of 17.0%.

The total fair value of Enterprise Products Partners’ restricted unit awards that vested during the three months ended March 31, 2008 was $0.1 million.  As of March 31, 2008, there was $22.9 million of total unrecognized compensation cost related to restricted common units, which is expected to be recognized over a weighted-average period of 2.2 years.  We will recognize our share of such costs in accordance with the EPCO administrative services agreement.

Phantom unit awards.  The 1998 Plan also provides for the issuance of phantom unit awards.  These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award.  No phantom unit awards have been issued to date under the 1998 Plan.

Enterprise Products 2008 Long-Term Incentive Plan

On January 29, 2008, Enterprise Products Partners’ unitholders approved the Enterprise Products 2008 Long-Term Incentive Plan (the “2008 LTIP”), which provides for awards of Enterprise Products Partners’ common units and other rights to non-employee EPGP directors and to consultants and employees of EPCO and its affiliates providing services to Enterprise Products Partners.  Awards under the 2008 LTIP may be granted in the form of Enterprise Products Partners’ restricted units, phantom units, unit options, UARs and distribution equivalent rights. The 2008 LTIP will be administered by EPGP’s Audit, Conflicts and Governance (“ACG”) Committee. Up to 10,000,000 of Enterprise Products Partners’ common units may be granted as awards under the plan, with such amount subject to adjustment.

The exercise price of unit options or UARs awarded to participants will be determined by the ACG Committee (at its discretion) at the date of grant and may be no less than the fair market value of Enterprise Products Partners’ common units at the date of grant. The 2008 LTIP may be amended or terminated at any time by the Board of Directors of EPCO or EPGP’s ACG Committee; however, the rules of the NYSE require that any material amendment, such as a significant increase in the number of common units available under the plan or a change in the types of awards available under the plan, would require the approval of Enterprise Products Partners’ unitholders. The ACG Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the plan in specified circumstances. The 2008 LTIP is effective until the earlier of January 29, 2018 or the time which all available units under the incentive plan have been delivered to participants or the time of termination of the plan by EPCO or EPGP’s ACG Committee.  As of March 31, 2008, no awards have been issued under the 2008 LTIP.

Employee Partnerships

EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in the Employee Partnerships.  Currently, there are four Employee Partnerships: EPE Unit I, EPE Unit II, EPE Unit III and Enterprise Unit.  EPE Unit I was formed in August 2005 in connection with Enterprise GP Holdings’ initial public offering and EPE Unit II was formed in December 2006.  EPE Unit III was formed in May 2007 and Enterprise Unit was formed in February 2008.  For a detailed description of EPE Unit I, EPE Unit II and EPE Unit III, see our audited consolidated balance sheet for the year ended December 31, 2007, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise Products Partners on March 14, 2008.

As of March 31, 2008, there was $25.5 million of total unrecognized compensation cost related to the four Employee Partnerships.  We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 3.7 years.

On February 20, 2008, EPCO formed Enterprise Unit to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in Enterprise Unit.  On that date, EPCO Holdings, Inc. (“EPCO Holdings”) agreed to contribute $18.0 million in the aggregate (the “Initial Contribution”) to Enterprise Unit and was admitted as the Class A limited partner.  Certain key employees of EPCO, including our Chief Executive Officer and Chief Financial Officer, were issued Class B limited partner interests and admitted as Class B limited partners of Enterprise Unit without any capital contributions.  EPCO Holdings may make capital contributions to Enterprise Unit in addition to its Initial Contribution.  It is currently anticipated that EPCO Holdings will contribute up to an additional $33.0 million to Enterprise Unit; however, EPCO Holdings has no legal obligation to make such additional contributions and may ultimately contribute more or less than this amount to Enterprise Unit.  EPCO Holdings has contributed $23.4 million to Enterprise Unit through April 30, 2008.

As with the awards granted in connection with the other Employee Partnerships, these awards are designed to provide additional long-term incentive compensation for such employees.  The profits interest awards (or Class B limited partner interests) in Enterprise Unit entitle the holder to participate in the appreciation in value of Enterprise GP Holdings’ units and Enterprise Products Partners’ common units and are subject to forfeiture.

An allocated portion of the fair value of these equity awards will be charged to us under the EPCO administrative services agreement as a non-cash expense.  We will not reimburse EPCO, Enterprise Unit or any of their affiliates or partners, through the administrative services agreement or otherwise, in cash for any expenses related to Enterprise Unit, including the Initial Contribution by EPCO Holdings.

The Class B limited partner interests in Enterprise Unit that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to February 20, 2014, with customary exceptions for death, disability and certain retirements.  The risk of forfeiture associated with the Class B limited partner interests in Enterprise Unit will also lapse upon certain change of control events.

Unless otherwise agreed to by EPCO, EPCO Holdings and a majority in interest of the Class B limited partners of Enterprise Unit, Enterprise Unit will terminate at the earlier of February 20, 2014 (six years from the date of the agreement) or a change in control of Enterprise Products Partners or Enterprise GP Holdings.  Enterprise Unit has the following material terms regarding its quarterly cash distribution to partners:

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Distributions of cash flow – Each quarter, 100% of the cash distributions received by Enterprise Unit from Enterprise GP Holdings and Enterprise Products Partners will be distributed to the Class A limited partner until EPCO Holdings has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by Enterprise Unit will be distributed to the Class B limited partners.  The Class A preferred return equals the Class A capital base (as defined below) multiplied by 5.0% per annum.  The Class A limited partner’s capital base equals the amount of any contributions of cash or cash equivalents made by the Class A limited partner to Enterprise Unit, plus any unpaid Class A preferred return from prior periods, less any distributions made by Enterprise Unit of proceeds from the sale of units owned by Enterprise Unit (as described below).

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Liquidating Distributions – Upon liquidation of Enterprise Unit, units having a fair market value equal to the Class A limited partner capital base will be distributed to EPCO Holdings, plus any accrued Class A preferred return for the quarter in which liquidation occurs.  Any remaining units will be distributed to the Class B limited partners.

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Sale Proceeds – If Enterprise Unit sells any units that it beneficially owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

DEP GP UARs

The non-employee directors of DEP GP, the general partner of Duncan Energy Partners, have been granted UARs in the form of letter agreements.  These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash. As of March 31, 2008, we had a total of 90,000 outstanding UARs granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  The grant date fair value with respect to these UARs is based on an Enterprise GP Holdings’ unit price of $36.68.

Note 4.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices, interest rates and foreign exchange rates.  We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the types of risks we attempt to hedge are those related to (i) the variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates.

Interest Rate Risk Hedging Program

Our interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements.  We manage a portion of our interest rate exposures by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.

Fair Value Hedges – Interest Rate Swaps. As summarized in the following table, we had nine interest rate swap agreements outstanding at March 31, 2008 that were accounted for as fair value hedges.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Value (2)
Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50% to 6.53%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.38% to 5.07%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60% to 6.13%	$600 million
(1) The variable rate indicated is the all-in variable rate for the current settlement period.
(2) In April 2008, the interest rate swap associated with Senior Notes B was settled and we received $1.8 million of cash.  In addition, in April 2008 we settled two swaps, each with a notional value of $100.0 million, associated with Senior Notes G and C and we received cash of $5.4 million and $4.8 million, respectively.

The aggregate fair value of these nine interest rate swaps at March 31, 2008 was an asset of $48.7 million, with an offsetting decrease in the fair value of the underlying debt.

In February 2008, we terminated two interest rate swaps, each with a notional value of $100.0 million, related to our Senior Notes K and received $6.3 million of cash.  This amount will be amortized to earnings as a reduction in interest expense over the remaining life of the underlying debt.

Cash Flow Hedges – Interest Rate Swaps. Duncan Energy Partners had three floating-to-fixed interest rate swap agreements outstanding at March 31, 2008 that were accounted for as cash flow hedges.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	Of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Duncan Energy Partners’ Revolver, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	2.67% to 4.62%	$175.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

 The aggregate fair value of these interest rate swaps at March 31, 2008 was a liability of $9.0 million.

Cash Flow Hedges – Treasury Locks. At times, we may use treasury lock financial instruments to hedge the underlying U.S. treasury rates related to our anticipated issuances of debt. Gains or losses on the termination of such instruments are amortized to earnings using the effective interest method over the estimated term of the underlying fixed-rate debt.   Each of our treasury lock transactions was designated as a cash flow hedge under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted.

In connection with our issuance of Senior Notes M and N in April 2008 (see Note 16), we terminated all of our outstanding treasury lock financial instruments.  On March 31, 2008, we terminated treasury locks having a notional value of $350.0 million and recognized an other comprehensive loss of $27.7 million.  On April 1, 2008, we terminated the remaining treasury locks, which had an aggregate notional value of $250.0 million.  As a result, we will recognize an additional other comprehensive loss of $12.7 million during the second quarter of 2008.

Commodity Risk Hedging Program

The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.  In order to manage the price risks associated with such products, we may enter into commodity financial instruments.

The primary purpose of our commodity risk management activities is to hedge our exposure to price risks associated with (i) natural gas purchases, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products.  From time to time, we inject natural gas into storage and utilize hedging instruments to lock in the value of our inventory positions.  The commodity financial instruments we utilize may be settled in cash or with another financial instrument.

At March 31, 2008, the fair value of our commodity financial instrument portfolio, which primarily consisted of cash flow hedges, was an asset of $68.3 million.

Foreign Currency Hedging Program

We are exposed to foreign currency exchange rate risk primarily through our Canadian NGL marketing subsidiary.  As a result, we could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar.  We attempt to hedge this risk using foreign exchange purchase contracts to fix the exchange rate.  Mark-to-market accounting is utilized for these contracts, which typically have a duration of one month.  As of March 31, 2008, $1.6 million of these exchange contracts were outstanding, all of which settled in April 2008.

Adoption of SFAS 157 - Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We will adopt the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data, or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or New York Mercantile Exchange).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are validated by inputs other than quoted prices (e.g., interest rates and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options, and repurchase agreements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.

      The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at March 31, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.  At March 31, 2008 there were no Level 1 financial assets or liabilities.

	Level 2	Level 3	Total
Financial assets:
Commodity financial instruments	$75,394	$--	$75,394
Foreign currency financial instruments	111	--	111
Interest rate financial instruments	48,748	--	48,748
Total	$124,253	$--	$124,253

Financial liabilities:
Commodity financial instruments	$4,490	$2,634	$7,124
Foreign currency financial instruments	18	--	18
Interest rate financial instruments	12,744	--	12,744
Total	$17,252	$2,634	$19,886

Fair values associated with our interest rate, commodity and foreign currency financial instrument portfolios were developed using available market information and appropriate valuation techniques in accordance with SFAS 157.

The following table sets forth a reconciliation of changes in the fair value of our net financial assets and liabilities classified as Level 3 in the fair value hierarchy:

Net
Commodity
Financial
Instruments
Beginning balance, January 1, 2008	$(4,660)
Total gains (losses) included in:
Net income	(2,254)
Other comprehensive income	2,419
Purchases, issuances, settlements	1,861
Transfer in/out of Level 3	--
Ending balance, March 31, 2008	$(2,634)

Note 5.  Inventories

Our inventory amounts were as follows at March 31, 2008:

Working inventory (1)	$279,225
Forward-sales inventory (2)	9,573
Total inventory	$288,798

(1) Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.
(2) Forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  We value our inventories at the lower of average cost or market.

Due to fluctuating commodity prices in the NGL, natural gas and petrochemical industry, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of our inventories exceed their net realizable value.

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at March 31, 2008:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	3-35 (5)	$11,395,021
Underground and other storage facilities (2)	5-35 (6)	727,668
Platforms and facilities (3)	23-31	634,645
Transportation equipment (4)	3-10	33,210
Land		49,821
Construction in progress		1,288,212
Total		14,128,577
Less accumulated depreciation		2,020,787
Property, plant and equipment, net		$12,107,790

(1) Plants and pipelines include processing plants; NGL, petrochemical, oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.
(2) Underground and other storage facilities include underground product storage caverns; storage tanks; water wells; and related assets.
(3) Platforms and facilities include offshore platforms and related facilities and other associated assets.
(4) Transportation equipment includes vehicles and similar assets used in our operations.
(5) In general, the estimated useful lives of major components of this category are as follows: processing plants, 20-35 years; pipelines, 18-35 years (with some equipment at 5 years); terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings, 20-35 years; and laboratory and shop equipment, 5-35 years.
(6) In general, the estimated useful lives of major components of this category are as follows: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-35 years; and water wells, 25-35 years (with some components at 5 years).

We recorded $18.1 million of capitalized interest during the three months ended March 31, 2008.

We reviewed assumptions underlying the estimated remaining useful lives of certain of our assets during the first quarter of 2008.  As a result of our review, effective January 1, 2008, we revised the remaining useful lives of these assets, most notably the assets that constitute our Texas Intrastate System.  This change in estimate increased the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since our original estimates made in September 2004.  These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.7 billion as of March 31, 2008.  On average, we extended the life of these assets by 3.1 years.

Asset retirement obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of a tangible long-lived asset that results from its acquisition, construction, development or normal operation or a combination of these factors.  The following table summarizes amounts recognized in connection with AROs since December 31, 2007:

Asset retirement obligation liability balance, December 31, 2007	$40,614
Liabilities incurred	384
Liabilities settled	(4,906)
Revisions in estimated cash flows	160
Accretion expense	659
Asset retirement obligation liability balance, March 31, 2008	$36,911

Property, plant and equipment at March 31, 2008 includes $8.5 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Note 7.  Investments In and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  Our investments in and advances to unconsolidated affiliates are grouped according to the business segment to which they relate.  See Note 11 for a general discussion of our business segments.  The following table shows our investments in and advances to unconsolidated affiliates at March 31, 2008:

	Ownership
	Percentage
NGL Pipelines & Services:
Venice Energy Service Company LLC (“VESCO”)	13.1%	$33,706
K/D/S Promix, L.L.C. (“Promix”)	50%	50,068
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,372
Onshore Natural Gas Pipelines & Services:
Jonah Gas Gathering Company (“Jonah”)	19.4%	246,941
Evangeline (1)	49.5%	3,916
Offshore Pipelines & Services:
Poseidon Oil Pipeline, L.L.C. (“Poseidon”)	36%	57,904
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	257,176
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	107,646
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	54,145
Nemo Gathering Company, LLC (“Nemo”)	33.9%	2,944
Petrochemical Services:
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,621
La Porte (2)	50%	4,096
Total		$857,535

(1) Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.
(2) Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

On occasion, the price we pay to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts we acquire.  Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates.  At March 31, 2008, our investments in Promix, La Porte, Neptune, Poseidon, Cameron Highway and Jonah included excess cost amounts totaling $44.4 million.  These amounts are attributable to the excess of the fair value of each entity’s tangible assets over their respective book carrying values at the time we acquired an interest in each entity.

Note 8.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets at March 31, 2008:

	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services	$520,025	$(156,387)	$363,638
Onshore Natural Gas Pipelines & Services	476,298	(117,818)	358,480
Offshore Pipelines & Services	207,012	(78,382)	128,630
Petrochemical Services	67,906	(11,686)	56,220
Total	$1,271,241	$(364,273)	$906,968

Goodwill

The following table summarizes our goodwill amounts by segment at March 31, 2008:

NGL Pipelines & Services	$153,706
Onshore Natural Gas Pipelines & Services	282,121
Offshore Pipelines & Services	82,135
Petrochemical Services	73,690
Totals	$591,652

Note 9.  Debt Obligations

Our consolidated debt obligations consisted of the following at March 31, 2008:

EPO senior debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due November 2012	$1,310,000
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
Senior Notes L, 6.30% fixed-rate, due September 2017	800,000
Petal GO Zone Bonds, variable rate, due August 2034	57,500
Duncan Energy Partners’ debt obligation:
$300 Million Revolving Credit Facility, variable rate, due February 2011	188,000
Dixie Revolving Credit Facility, variable rate, due June 2010	10,000
Total principal amount of senior debt obligations	6,219,500
EPO Junior Subordinated Notes A, due August 2066	550,000
EPO Junior Subordinated Notes B, due January 2068	700,000
Total principal amount of senior and junior debt obligations	7,469,500
Other, non-principal amounts:
Change in fair value of debt-related financial instruments (see Note 4)	49,581
Unamortized discounts, net of premiums	(6,290)
Unamortized deferred net gains related to terminated interest rate swap	5,705
Total other, non-principal amounts	48,996
Long-term debt	$7,518,496

Standby letters of credit outstanding	$1,100

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of the Dixie revolving credit facility and the Duncan Energy Partners’ revolving credit facility.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.

We consolidate the debt of Dixie and Duncan Energy Partners; however, neither Enterprise Products Partners nor EPGP have the obligation to make interest or debt payments with respect to such obligations.

Apart from that discussed below, there have been no significant changes in the terms of our consolidated debt obligations since those reported in our audited consolidated balance sheet for the year ended December 31, 2007, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise Products Partners on March 14, 2008.

In April 2008, EPO sold $400.0 million in principal amount of 5.65% senior notes due 2013 (“Senior Notes M”) and $700.0 million in principal amount of 6.50% senior notes due 2019 (“Senior Notes N”).  See Note 16 for additional information regarding the issuance of these notes.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at March 31, 2008.

Information regarding variable interest rates paid

The following table presents the range of interest rates paid and weighted-average interest rate paid on our consolidated variable-rate debt obligations during the three months ended March 31, 2008.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid
EPO’s Multi-Year Revolving Credit Facility	3.14% to 6.00%	4.17%
Duncan Energy Partners’ Revolving Credit Facility	3.39% to 6.20%	5.50%
Dixie Revolving Credit Facility	2.86% to 5.50%	4.03%
Petal GO Zone Bonds	1.16% to 3.25%	2.46%

Consolidated debt maturity table

The following table presents the scheduled maturities of principal amounts of our consolidated debt obligations for the next five years and in total thereafter.  This information is presented on a pro forma basis, taking into account the issuance of EPO’s Senior Notes M and N in April 2008 and related use of proceeds (see Note 16).

2008	$--
2009	500,000
2010	599,931
2011	638,000
2012	174,069
Thereafter	5,557,500
Total scheduled principal payments	$7,469,500

Debt Obligations of Unconsolidated Affiliates

      We have two unconsolidated affiliates with long-term debt obligations.  The following table shows (i) our ownership interest in each entity at March 31, 2008, (ii) total debt of each unconsolidated affiliate at March 31, 2008 (on a 100% basis to the affiliate) and (iii) the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2008	2009	2010	2011	2012	2012
Poseidon	36.0%	$98,000	$--	$--	$--	$98,000	$--	$--
Evangeline	49.5%	20,650	5,000	5,000	3,150	7,500	--	--
Total		$118,650	$5,000	$5,000	$3,150	$105,500	$--	$--

The credit agreements of our unconsolidated affiliates contain various affirmative and negative covenants, including financial covenants.  These businesses were in compliance with such covenants at March 31, 2008.  The credit agreements of our unconsolidated affiliates restrict their ability to pay cash dividends if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend is scheduled to be paid.

There have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in our audited consolidated balance sheet for the year ended December 31, 2007, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise Products Partners on March 14, 2008.

Note 10.  Member’s Equity

At March 31, 2008, member’s equity consisted of the capital account of Enterprise GP Holdings, and accumulated other comprehensive income.

Accumulated other comprehensive income

The following table summarizes transactions affecting our accumulated other comprehensive income since December 31, 2007.

	Cash Flow Hedges					Accumulated
		Interest		Foreign	Pension	Other
	Commodity	Rate		Currency	And	Comprehensive
	Financial	Financial	Foreign	Translation	Postretirement	Income
	Instruments	Instruments	Currency	Adjustment	Plans	Balance
Balance, December 31, 2007	$(21,619)	$34,980	$1,308	$1,200	$588	$16,457
Net commodity financial instrument gains during period	93,017	--	--	--	--	93,017
Net interest rate financial instrument losses during period	--	(26,032)	--	--	--	(26,032)
Amortization of cash flow financing hedges	--	(1,590)	--	--	--	(1,590)
Change in funded status of Dixie benefit plans, net of tax	--	--	--	--	(264)	(264)
Foreign currency hedge losses during period	--	--	(1,197)	--	--	(1,197)
Foreign currency translation adjustment	--	--	--	(423)	--	(423)
Balance, March 31, 2008	$71,398	$7,358	$111	$777	$324	$79,968

Note 11.  Business Segments

We have four reportable business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Offshore Pipelines & Services and Petrochemical Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Our integrated midstream energy asset system (including the midstream energy assets of our equity method investees) provides services to producers and consumers of natural gas, NGLs, crude oil and certain petrochemicals.  In general, hydrocarbons enter our asset system in a number of ways, such as an offshore natural gas or crude oil pipeline, an offshore platform, a natural gas processing plant, an onshore natural gas gathering pipeline, an NGL fractionator, an NGL storage facility, or an NGL transportation or distribution pipeline.

Historically, substantially all of our consolidated revenues were earned in the United States and derived from a wide customer base.  The majority of our plant-based operations are located in Texas, Louisiana, Mississippi, New Mexico, Colorado and Wyoming.  Our natural gas, NGL and crude oil pipelines are located in a number of regions of the United States including (i) the Gulf of Mexico offshore Texas and Louisiana; (ii) the south and southeastern United States (primarily in Texas, Louisiana, Mississippi and Alabama); and (iii) certain regions of the central and western United States, including the Rocky Mountains.  Our marketing activities are headquartered in Houston, Texas and serve customers in a number of regions of the United States including the Gulf Coast, West Coast and Mid-Continent areas.

Consolidated property, plant and equipment and investments in and advances to unconsolidated affiliates are assigned to each segment on the basis of each asset’s or investment’s principal operations.  The principal reconciling difference between consolidated property, plant and equipment and the total value of segment assets is construction-in-progress.  Segment assets represent the net book carrying value of facilities and other assets that contribute to gross operating margin of that particular segment.  Since assets under construction generally do not contribute to segment gross operating margin, such assets are excluded from segment asset totals until they are placed in service.  Consolidated intangible assets and goodwill are assigned to each segment based on the classification of the assets to which they relate.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Reportable Segments
		Onshore
	NGL	Natural Gas	Offshore		Adjustments
	Pipelines	Pipelines	Pipelines	Petrochemical	and	Consolidated
	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At March 31, 2008	$5,036,817	$3,661,597	$1,438,704	$682,460	$1,288,212	$12,107,790
Investments in and advances to
unconsolidated affiliates (see Note 7):
At March 31, 2008	109,146	250,857	479,815	17,717	--	857,535
Intangible Assets (see Note 8):
At March 31, 2008	363,638	358,480	128,630	56,220	--	906,968
Goodwill (see Note 8):
At March 31, 2008	153,706	282,121	82,135	73,690	--	591,652

Note 12.  Related Party Transactions

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not a part of our consolidated group of companies:

▪	EPCO and its private company subsidiaries;

▪	Enterprise GP Holdings, which owns and controls EPGP;

▪	TEPPCO, which is owned and controlled by Enterprise GP Holdings;

▪	the Employee Partnerships (see Note 3); and

▪	Energy Transfer Equity, an equity method investment of Enterprise GP Holdings.

We also have an ongoing relationship with Duncan Energy Partners, the balance sheet of which is consolidated with that of our own.  Our transactions with Duncan Energy Partners are eliminated in consolidation.  A description of our relationship with Duncan Energy Partners is presented within this Note 12.

EPCO is a private company controlled by Dan L. Duncan, who is also a Director and Chairman of EPGP.   At March 31, 2008, EPCO and its affiliates beneficially owned 148,380,057 (or 34.0%) of Enterprise Products Partners’ outstanding common units, which include 13,454,498 of Enterprise Products Partners’ common units owned by Enterprise GP Holdings.  In addition, at March 31, 2008, EPCO and its affiliates beneficially owned 77.4% of the limited partner interests of Enterprise GP Holdings and 100% of its general partner, EPE Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP.  The principal business activity of EPGP is to act as Enterprise Products Partners’ managing partner.  The executive officers and certain of the directors of EPGP and EPE Holdings are employees of EPCO.

In connection with its general partner interest in Enterprise Products Partners, EPGP received cash distributions of $34.3 million from Enterprise Products Partners during the three months ended March 31, 2008.  This amount includes incentive distributions of $29.9 million for the three months ended March 31, 2008.

Enterprise Products Partners and EPGP are both separate legal entities apart from each other and apart from EPCO, Enterprise GP Holdings and their respective other affiliates, with assets and liabilities that are separate from those of EPCO, Enterprise GP Holdings and their respective other affiliates.  EPCO and its private company subsidiaries and affiliates depend on the cash distributions they receive from Enterprise Products Partners, Enterprise GP Holdings and other investments to fund their other operations and to meet their debt obligations.  EPCO and its private company affiliates received $97.4 million in cash distributions from Enterprise Products Partners and Enterprise GP Holdings during the three months ended March 31, 2008.

The ownership interests in Enterprise Products Partners that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  In addition, substantially all of the ownership interests in Enterprise Products Partners that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO.  This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, TEPPCO and Enterprise Products Partners.

We have entered into an agreement with EPCO to provide trucking services to us for the transportation of NGLs and other products.  We lease office space in various buildings from affiliates of EPCO.  The rental rates in these lease agreements approximate market rates.

EPCO Administrative Services Agreement

We have no employees.  All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to an administrative services agreement (the

“ASA”).  We, Duncan Energy Partners, Enterprise GP Holdings, TEPPCO and their respective general partners are parties to the ASA.  The ACG Committees of each general partner have approved the ASA.
Under the ASA, we reimburse EPCO for all costs and expenses it incurs in providing management, administrative and operating services for us.  The ASA also addresses potential conflicts in business opportunities that may arise among Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and other affiliates of EPCO.

Relationship with TEPPCO

In August 2006, we formed a joint venture with TEPPCO involving its Jonah Gas Gathering Company (“Jonah”), which owns the Jonah Gas Gathering System located in the Greater Green River Basin of southwestern Wyoming.  The Jonah Gathering System gathers and transports natural gas produced from the Jonah and Pinedale fields to regional natural gas processing plants and major interstate pipelines that deliver natural gas to end-user markets.  We own an approximate 19.4% interest in Jonah and TEPPCO owns 80.6%.  We account for our investment in the Jonah joint venture using the equity method.

The Jonah Gas Gathering System is being expanded to increase its gathering capacity to 2.4 billion cubic feet per day (“Bcf/d”) (the “Phase V expansion”). During the first quarter of 2008, Jonah initiated a separate project that will increase gathering capacity on that portion of its system that serves the Pinedale production field.  This new project is expected to increase overall capacity of the Jonah Gas Gathering System by an additional 0.2 Bcf/d.  The total anticipated cost of this new project is $125.0 million, of which we will be responsible for our share of the costs.

Relationship with Energy Transfer Equity

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity and its general partner in May 2007.  As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses.

We have a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP.  Titan purchases substantially all of its propane requirements from us.  We and Energy Transfer Company (“ETC OLP”) transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to us.

Relationship with Duncan Energy Partners

On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units.  At March 31, 2008, Enterprise Products Partners beneficially owned 5,351,571 of Duncan Energy Partners’ common units.  Enterprise Products Partners also owns the 2% general partner interest in Duncan Energy Partners.  EPO directs the business operations of Duncan Energy Partners through its ownership and control of the general partner of Duncan Energy Partners.

As a result of contributions EPO made at the time of Duncan Energy Partners’ initial public offering in February 2007, Duncan Energy Partners owns 66% of the equity interests in the following entities and EPO owns the remaining 34% of the equity interests:

▪	Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”),

▪	Acadian Gas, LLC (“Acadian Gas”),

▪	Sabine Propylene Pipeline L.P. (“Sabine Propylene”),

▪	Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), and

▪	South Texas NGL Pipelines, LLC (“South Texas NGL”).

Enterprise Products Partners has significant involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions:

▪	It utilizes storage services provided by Mont Belvieu Caverns to support its Mont Belvieu fractionation and other businesses;

▪	It buys natural gas from and sells natural gas to Acadian Gas in connection with its normal business activities; and

▪	It is currently the sole shipper on the DEP South Texas NGL Pipeline System.

Enterprise Products Partners may contribute additional equity interests in its subsidiaries to Duncan Energy Partners and use the proceeds it receives from Duncan Energy Partners to fund its capital spending program but has no obligation or commitment to make such contributions to Duncan Energy Partners.

Omnibus Agreement and Mont Belvieu Caverns’ LLC Agreement.  In conjunction with Duncan Energy Partners’ initial public offering in February 2007, EPO entered into an Omnibus Agreement with Duncan Energy Partners that governs the following matters:

▪	indemnification for certain environmental liabilities, tax liabilities and right-of-way defects;

▪	reimbursement of certain expenditures incurred by DEP South Texas NGL Pipeline System and Mont Belvieu Caverns;

▪
a right of first refusal to EPO in Duncan Energy Partners’ current and future subsidiaries and a right of first refusal on the material assets of these entities, other than sales of inventory and other assets in the ordinary course of business; and

▪
a preemptive right with respect to equity securities issued by certain of Duncan Energy Partners’ subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

Under the Omnibus Agreement, EPO agreed to make additional contributions to Duncan Energy Partners as reimbursement for Duncan Energy Partners’ 66% share of any excess project costs above (i) the $28.6 million of estimated project costs to complete the Phase II expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated project costs for additional brine production capacity and above-ground storage reservoir projects in Mont Belvieu, Texas.  These projects were in progress at the time of Duncan Energy Partners’ initial public offering in 2007.  EPO made aggregate cash payments of $9.3 million to the subsidiaries of Duncan Energy Partners during the three months ended March 31, 2008 in connection with the Omnibus Agreement.

The Mont Belvieu Caverns’ LLC Agreement states that when Duncan Energy Partners elects to not participate in certain projects, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental earnings for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO by special allocation or otherwise.  Under the terms of this agreement, Duncan Energy Partners may elect to reacquire a 66% share of these projects at a later date.   EPO made cash contributions to Mont Belvieu Caverns in connection with this agreement of $36.2 million during the three months ended March 31, 2008.  These funds were subsequently distributed to Duncan Energy Partners as a reimbursement for its funding of projects that it elected to not participate in.

Relationships with Unconsolidated Affiliates

       Our significant related party revenue and expense transactions with unconsolidated affiliates consist of the sale of natural gas to Evangeline and the purchase of NGL storage, transportation and fractionation services from Promix.  In addition, we sell natural gas to Promix and process natural gas at VESCO.  For additional information regarding our unconsolidated affiliates, see Note 7.

See “Relationship with TEPPCO” within this Note 12 for a description of ongoing transactions involving our Jonah joint venture with TEPPCO.

Note 13.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as a defendant in litigation relating to our normal business activities, including regulatory and environmental matters.  Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities.  We are unaware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  Mr. Brinkerhoff filed an amended complaint on July 12, 2007.  The complaint names as defendants (i) TEPPCO, certain of its current and former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO, Inc.; and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s incentive distribution rights in exchange for TEPPCO common units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it.  See Note 12 for additional information regarding our relationship with TEPPCO.

On February 13, 2007, EPO received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”).  EPO is the operator of this pipeline.  On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on September 27, 2004 from the same pipeline.  The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate. EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future.  Magellan has agreed to indemnify EPO for the civil matter.  On September 4, 2007, we and the DOJ entered into a plea agreement whereby a wholly-owned subsidiary of EPO, Mapletree, LLC, pleaded guilty to a misdemeanor charge of negligence in connection with the releases and paid a fine of $1.0 million. The plea agreement concludes the DOJ's criminal investigation into the ammonia releases.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas. The pipeline has been repaired and environmental remediation tasks related to this incident have been completed.  At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether.  In general, such suits have not named manufacturers of this product as defendants, and there have been no such lawsuits filed against our subsidiary that owns an octane-additive production facility.  It is possible, however, that former manufacturers such as our subsidiary could ultimately be added as defendants in such lawsuits or in new lawsuits.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against us and others on April 15, 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures.   Defendants and the State agreed to certain stipulations that, among other things, require us to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  We are in the process of complying with the stipulations.  The State has not yet assessed penalties and we are unable to predict the amount of penalties that may be assessed. At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

Operating Leases

We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with affiliates of EPCO, (iii) a railcar unloading terminal in Mont Belvieu, Texas and (iv) land held pursuant to right-of-way agreements.  In general, our material lease agreements have original terms that range from two to 28 years and include renewal options that could extend the agreements for up to an additional 20 years.  Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit.  Contingent rental payments are expensed as incurred.  There have been no material changes in our operating lease commitments since December 31, 2007.

Contractual Obligations

With the exception of the issuance of Senior Notes M and N by EPO in April 2008, there have been no significant changes in our consolidated scheduled maturities of long-term debt since those reported in our audited consolidated balance sheet for the year ended December 31, 2007, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise Products Partners on March 14, 2008.  See Note 16 for additional information regarding the issuance of senior notes by EPO.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of March 31, 2008, claims against us totaled approximately $37.6 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to such disputes is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated balance sheet.

Note 14.   Significant Risks and Uncertainties – Weather-Related Risks

Hurricanes Katrina and Rita affected certain of our Gulf Coast assets in the summer of 2005.  With respect to these storms, we received nonrefundable cash proceeds of $1.2 million from business interruption claims and $9.6 million from property damage claims during the three months ended March 31, 2008.   At March 31, 2008, we have $31.4 million of estimated property damage claims outstanding related to these storms that we believe are probable of collection through 2009.  To the extent we estimate the dollar value of such damages, please be aware that a change in our estimates may occur as additional information becomes available.

Note 15.  Condensed Financial Information of EPO

EPO conducts substantially all of our business.  Currently, neither EPGP nor Enterprise Products Partners has any independent operations and any material assets outside those of EPO.  EPO consolidates the financial statements of Duncan Energy Partners with those of its own.

Enterprise Products Partners L.P. guarantees the debt obligations of EPO, with the exception of the Dixie revolving credit facility and Duncan Energy Partners’ credit facility.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.  See Note 9 for additional information regarding our consolidated debt obligations.

The reconciling items between our consolidated balance sheet and that of EPO are insignificant.  The following table presents condensed consolidated balance sheet data for EPO at March 31, 2008:

ASSETS
Current assets	$2,613,199
Property, plant and equipment, net	12,107,790
Investments in and advances to unconsolidated affiliates, net	857,535
Intangible assets, net	906,968
Goodwill	591,652
Deferred tax asset	2,723
Other assets	120,687
Total	$17,200,554
LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	$2,927,785
Long-term debt	7,518,496
Other long-term liabilities	94,587
Minority interest	436,584
Partners’ equity	6,223,102
Total	$17,200,554

Total EPO debt obligations guaranteed by Enterprise Products Partners	$7,271,500

Note 16.  Subsequent Event

In April 2008, EPO sold $400.0 million in principal amount of 5.65% senior notes due 2013 (“Senior Notes M”) and $700.0 million in principal amount of 6.50% senior notes due 2019 (“Senior Notes N”).  The Senior Notes M were issued at 99.906% of their principal amount and will pay interest semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2008.  The Senior Notes N were issued at 99.866% of their principal amount and will pay interest semi-annually in arrears on January 31 and July 31 of each year, beginning July 31, 2008.  EPO used the net proceeds from the issuance of these notes to temporarily reduce indebtedness outstanding under its Multi-Year Revolving Credit Facility (see Note 9).

EPO may redeem the notes before their maturity in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.  These notes were issued under an indenture containing certain covenants, which restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.